Free Writing Prospectus pursuant to Rule 433 dated March 5, 2026

Registration Statement No. 333-284538

S&P 500® Index-Linked Notes due 2028

OVERVIEW

Payment at Maturity: The amount that you will be paid on your notes on the stated maturity date is based on the performance of the underlier as measured from the trade date to and including the determination date as described below.

Interest: The notes do not bear interest.

You should read the accompanying preliminary pricing supplement dated March 4, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer)/Guarantor:	GS Finance Corp./ The Goldman Sachs Group, Inc.
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the final underlier level is greater than the initial underlier level: $1,000 + ($1,000 × the underlier return), subject to the maximum settlement amount; or
•
if the final underlier level is equal to or less than the initial underlier level: $1,000

Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Maximum settlement amount:	$1,120
Trade date:	March 27, 2026
Original issue date:	April 1, 2026
Determination date:	March 28, 2028
Stated maturity date:	March 31, 2028
Initial underlier level:	set on the trade date and will be an intra-day level or the closing level of the underlier on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	(the final underlier level - the initial underlier level) ÷ the initial underlier level)
CUSIP / ISIN:	40058Y3M2 / US40058Y3M28
Estimated value range:	$925 to $965 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	112.000%
171.000%	112.000%
141.000%	112.000%
112.000%	112.000%
109.000%	109.000%
106.000%	106.000%
103.000%	103.000%
100.000%	100.000%
75.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 4, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Underlier supplement no. 47 dated December 23, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

SELECTED RISK FACTORS

An investment in your notes is subject to the risks summarized below. These risks, as well as other risks and considerations, are explained in more detail in the accompanying documents listed above under “About Your Notes”. You should carefully review these risks and considerations as well as the terms of the notes described herein and in such accompanying documents. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks (i.e., the stocks comprising the underlier to which your notes are linked). You should carefully consider whether the offered notes are appropriate given your particular circumstances.

.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

■ The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

■ The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Risks Related to Tax ■ Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

■ You May Receive Only the Face Amount of Your Notes at Maturity

■ Your Notes Do Not Bear Interest

■ The Potential for the Value of Your Notes to Increase Will Be Limited

■ You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

■ The Market Value of Your Notes May be Influenced by Many Unpredictable Factors

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers—S&P 500® Index” on page S-127 of the accompanying underlier supplement no. 47.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.